EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007, relating to the balance sheet of Spectra Energy Corp (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the completion of the spin-off of Spectra Energy Corp from Duke Energy Corporation on January 2, 2007) as of December 31, 2006, appearing in the Current Report on Form 8-K of Spectra Energy Corp dated August 3, 2007.

/s/ Deloitte & Touche LLP

Houston, Texas

February 6, 2008